NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS STRONG 2014 CALENDAR FOURTH

QUARTER FINANCIAL RESULTS

Solid profitability driven by net sales of $210 million and 14.5% gross margin

Irvine, CA, February 5, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for the calendar fourth quarter ended December 31, 2014.

The Company drove solid profitability with net income for the 2014 calendar fourth quarter of $16.0 million, or $0.65 per diluted share, compared to a net loss of ($9.3) million, or ($0.39) per share, for the same period in the prior year.

Net sales in the 2014 calendar fourth quarter of $210.0 million were at the high end of the Company’s guidance range, and compared to net sales of $211.7 million in the same quarter in the prior year. The Company’s largest customer accounted for 76 percent of net sales during the quarter. Net sales to the Company’s newer customers represented 21 percent of total net sales during the quarter, with one of these customers accounting for approximately 12 percent of net sales.

Gross margin during the 2014 calendar fourth quarter of 14.5 percent exceeded the Company’s guidance range due primarily to 580 basis points attributable to favorable product mix during the quarter, as well as strong operational execution. This represented a 13.3 percentage point increase from 1.2 percent in the same period in the prior year. The significant year-over-year increase was primarily driven by cost reductions resulting from the recently completed restructuring plan, favorable product mix and strong operational execution.

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The Company generated $35.0 million in cash flows from operating activities during the 2014 calendar fourth quarter. MFLEX maintains a strong balance sheet with no debt and cash and cash equivalents of $132.4 million at December 31, 2014.

Non-GAAP Results

A reconciliation of GAAP net income (loss) and net income (loss) per share to non-GAAP net income (loss) and net income (loss) per share is provided in the table at the end of this press release.

Outlook

As previously announced, the Company has changed its year-end to December 31st. For the first quarter of 2015, the Company expects net sales to be between $130 and $160 million and anticipates generating breakeven operating income at the midpoint of the revenue range.

Reza Meshgin, Chief Executive Officer of MFLEX commented, “As we indicated in our preannouncement last month, we expect a decline in net sales attributable to the seasonality of the mobility market though we anticipate the magnitude of the sequential decline to be somewhat lower than recent years. Following the completion of our restructuring, we have continued to reduce our cost structure to lower our breakeven revenue level and therefore expect to generate breakeven operating income at the midpoint of our guidance range. This outlook assumes a more normalized product mix compared to the December quarter. Looking further ahead, we continue to expect solid profitability and cash flow in 2015.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its 2014 calendar fourth quarter results. The call will be webcast live on the Internet and can be accessed by logging onto www.mflex.com. The dial-in number for the call in North America is 1-888-417-8465 and 1-719-325-2361 for international callers. The conference ID is 6973858.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-888-203-1112 and 1-719-457-0820 for international callers. The replay passcode is 6973858.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; net income and losses; profitability; gross margins; product mix; asset write-downs; manufacturing capacity, efficiencies and yields; cost reductions, including our cost structure and our profitability breakeven point; tax and operating expenses; cash flow; overhead absorption; forecasts; sales growth and growth objectives; the benefits of our restructuring; demand for our end customers’ programs; diversification of our customer base, including the effects on quarterly revenue swings; new customer opportunities and momentum with our newer customers; customer relationships; our competitive position; inventory levels; production build plans, including the ramping and timing of new programs; demand and program allocation from our customers; revenue capacity, gross margin targets; and balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; our success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; our market share in our customers’ programs; product mix; our ability to diversify and expand our customer base and markets; our effectiveness in managing manufacturing processes,

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inventory levels, costs, quality assurance and yields; quality issues; the ramping and launch of new programs; currency fluctuations; pricing pressure; the sustainability of the benefits from our restructuring plans; Company workforce issues; our ability to remain cost competitive; the degree to which we are able to utilize available manufacturing capacity, enter into new markets and execute our strategic plans; asset write-downs and impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which we operate; and other risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended September 30, 2014. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2014	2013
Net sales	$210,003	$211,672
Cost of sales	179,516	209,176

Gross profit (loss)	30,487	2,496
Operating expenses:
Research and development	1,397	1,455
Sales and marketing	4,819	5,908
General and administrative	4,675	3,343
Impairment and restructuring	(396)	—

Total operating expenses	10,495	10,706
Operating income (loss)	19,992	(8,210)
Other income and expense:
Interest income	239	209
Interest expense	(71)	(122)
Other income (expense), net	199	296

Income (loss) before taxes	20,359	(7,827)
Provision for income taxes	(4,384)	(1,452)

Net income (loss)	$15,975	$(9,279)

Net income (loss) per share:
Basic	$0.66	$(0.39)
Diluted	$0.65	$(0.39)
Shares used in computing net income (loss) per share:
Basic	24,268	24,084
Diluted	24,624	24,084

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2014	September 30, 2014
Cash and cash equivalents	$132,382	$98,667
Accounts receivable, net	133,150	133,748
Inventories	65,627	75,998
Other current assets	19,201	23,192

Total current assets	350,360	331,605
Property, plant and equipment, net	164,345	175,888
Other assets	12,682	11,956

Total assets	$527,387	$519,449

Accounts payable	$143,032	$156,793
Other current liabilities	44,717	31,060

Total current liabilities	187,749	187,853
Other liabilities	11,178	21,271
Stockholders’ equity	328,460	310,325

Total liabilities and stockholders’ equity	$527,387	$519,449

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$15,975	$(9,279)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,741	12,821
Deferred taxes	508	(65)
Stock-based compensation expense	1,126	621
Asset recoveries	(1,816)	—
Gain on disposal of equipment	(264)	(1,058)
Changes in operating assets and liabilities	4,731	5,239

Net cash provided by operating activities	35,001	8,279
Cash flows from investing activities
Purchases of property and equipment	(4,045)	(6,563)
Proceeds from sale of equipment and assets held for sale	3,201	1,054
Government grants received	—	4,151

Net cash used in investing activities	(844)	(1,358)
Cash flows from financing activities
Tax withholdings for net share settlement of equity awards	(369)	(5)
Proceeds from exercise of stock options	—	66

Net cash used in financing activities	(369)	61
Effect of exchange rate changes on cash	(73)	(245)

Net increase in cash	33,715	6,737
Cash and cash equivalents at beginning of period	98,667	105,150

Cash and cash equivalents at end of period	$132,382	$111,887

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to

Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2014	2013
GAAP net income (loss)	$15,975	$(9,279)
Stock-based compensation expense	1,126	621
Impairment and restructuring	(396)	—
Income tax effect of non-GAAP adjustments	(455)	(212)

Non-GAAP net income (loss)	$16,250	$(8,870)

GAAP diluted income (loss) per share	$0.65	$(0.39)
Effect of stock-based compensation, net of tax on diluted income (loss) per share	0.04	0.02
Effect of impairment and restructuring, net of tax on diluted income (loss) per share	(0.03)	—

Non-GAAP diluted income (loss) per share	$0.66	$(0.37)

Weighted-average diluted shares used in calculating non-GAAP diluted income (loss) per share	24,624	24,084

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income (loss) and diluted net income (loss) per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense and (b) impairment and restructuring activities.

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For the three months ended December 31, 2014 and 2013, the Company had the following product mix:

Multi-Fineline Electronix, Inc.

Product Mix

	Three Months Ended December 31,
	2014	2013
Smartphones	72%	74%
Tablets	18%	17%
Consumer Electronics	6%	6%

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